UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 27, 2015

Otonomy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36591	26-2590070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6275 Nancy Ridge Drive, Suite 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 242-5200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On August 27, 2015, Peter Bisgaard resigned as Chairman and member of the Board of Directors (the “Board”) of Otonomy, Inc. (the “Company”). The decision of Mr. Bisgaard to resign is not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. The Company greatly appreciates the contributions Mr. Bisgaard has made to Otonomy.

On August 27, 2015, the Board appointed Jay Lichter, Ph.D. as Chairman of the Board to replace Mr. Bisgaard.

Election of Director

On August 28, 2015, the Board appointed Theodore R. Schroeder to the Board, filling the vacancy created as a result of Mr. Bisgaard’s resignation. Mr. Schroder will serve as a Class II director, with a term expiring at the Company’s 2016 annual meeting of stockholders. It is expected that Mr. Schroeder will be appointed to the corporate governance and nominating committee of the Board.

Mr. Schroeder currently serves as President, Chief Executive Officer and as a member of the board of directors of Zavante Therapeutics, Inc., a private biopharmaceutical company. Mr. Schroeder co-founded Cadence Pharmaceuticals, Inc., a formerly-public pharmaceutical company, and served as its President and Chief Executive Officer, and as a member of the board of directors, from May 2004 until its acquisition in May 2014 by Mallinckrodt Pharmaceuticals, Inc. From August 2002 to February 2004, Mr. Schroeder served as Senior Vice President, North American Sales and Marketing, of Elan Pharmaceuticals, Inc., a neuroscience-based pharmaceutical company, and from February 2001 to August 2002, as General Manager of the Hospital Products Business Unit. From May 1999 until its acquisition by Elan Pharmaceuticals, Inc. in November 2000, Mr. Schroeder served as Senior Director of Marketing Hospital Products at Dura Pharmaceuticals, Inc., a specialty respiratory pharmaceutical and pulmonary drug delivery company. Prior to joining Dura Pharmaceuticals, Inc., Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb Company, a global pharmaceutical company. Mr. Schroeder currently serves on the board of directors of Cidara Therapeutics, Inc, a public biotechnology company. From August 2011 until its acquisition by Horizon Pharma, Inc. in May 2015, Mr. Schroeder served on the board of directors of Hyperion Therapeutics, Inc., a formerly-public company focused on treating ultra-rare diseases. From December 2009 until its acquisition by Cubist Pharmaceuticals, Inc. in September 2013, he served on the board of directors of Trius Therapeutics, Inc., a formerly-public biopharmaceutical company. Mr. Schroeder also currently serves on the board of directors of Sharp HealthCare Foundation, a non-profit philanthropic organization, and Biocom, a regional life science trade association, where he is Chairman and a member of the executive committee. Mr. Schroeder holds a Bachelor’s degree in management from Rutgers University.

In accordance with Company policy, Mr. Schroeder will receive annual cash compensation of $35,000 for his services as a member of the Board and an additional $3,750 per year for service as a corporate governance and nominating committee member, each payable quarterly in arrears on a pro-rata basis, and on August 28, 2015, Mr. Schroeder was automatically granted an option to purchase 25,000 shares of common stock, which shall vest as to one-third of the shares subject thereto on each anniversary of the award’s grant date, provided that he remains a service provider through the applicable vesting date.

Beginning with the Company’s annual meeting of stockholders in 2016, Mr. Schroeder will be eligible for equity awards on the same terms as other continuing non-employee members of the Board. Currently, Company policy provides that on the date of each annual meeting of stockholders, each non-employee director who has been a director for three months or more on the date of the annual meeting will automatically be granted an option to purchase 15,000 shares of common stock. Each annual option award will vest fully on the date of the next annual meeting of stockholders held after the date of grant, provided that such director remains a service provider through the applicable vesting date. The Company will also reimburse Mr. Schroeder for all expenses associated with attending meetings of the Board and committees.

Mr. Schroeder also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-197365) filed with the Securities and Exchange Commission on August 1, 2014 and is incorporated herein in its entirety by reference.

There is no arrangement or understanding between Mr. Schroeder and any other persons pursuant to which Mr. Schroeder was elected as a director. In addition, Mr. Schroder is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 1, 2015, the Company issued a press release announcing Mr. Schroeder’s appointment as a director. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTONOMY, INC.

Date: September 1, 2015	By:	/s/ Eric Loumeau
Eric Loumeau General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 1, 2015.